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                                                  EXHIBIT 5.1

              [Letterhead of Rosenman & Colin LLP]

February 27, 1998

Prudential Securities Futures Management Inc.
Managing Owner
World Monitor Trust
One New York Plaza
New York, New York  10292-2013

    Re:   World Monitor Trust -
          Series A, Series B, and Series C

Gentlemen:

     We have acted as your counsel in connection with the organization of World Monitor Trust, a Delaware business trust (the "Trust"), and the preparation and filing with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), of Registration Statements on Form S-1 (Registration Nos. 333-43033, 333-43041, and 333-43043,
respectively) filed with the SEC on December 22, 1997, and Pre-Effective Amendment No. 1 to each Registration Statement, to be filed concurrently with the SEC, relating to the registration under the Act of $34,000,000 of Series A Interests, $33,000,000 of Series B Interests, and $33,000,000 of Series C Interests in the Trust (individually, "Series A Interests," "Series B Interests," and "Series C Interests," and collectively, the "Interests"). Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the Declaration of Trust and Trust Agreement dated December 17, 1997 (the "Trust Agreement") by and among Prudential Securities Futures Management, Inc., Wilmington Trust Company, and the owners of the Interests.

     In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates, agreements, and other papers as we deemed necessary or appropriate to examine for the purpose of this opinion, including the Registration Statements. In such examinations, we have assumed, and not independently verified,
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the genuineness of all signatures, the authenticity of all
documents submitted to us as originals and the conformity to the originals of all copies submitted to us as certified or conformed or photostatic copies. As to any facts material to such opinion, we have relied upon statements of representatives of the Trust.

     Based upon and subject to the foregoing, it is our opinion that the Interests to be offered for sale as described in the Registration Statements, when sold in the manner and under the conditions set forth therein, will be legally issued and, except as otherwise required by law, fully paid and non-assessable.

     In giving this opinion, we have relied as to all matters of Delaware law exclusively on the opinion of even date of Messrs.
Richards, Layton & Finger, Delaware counsel to the Trust.

     This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any further date. This opinion shall not be used by any other person for any purpose without our prior written consent.

     We hereby consent to the use of this opinion as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statements.


                                   Very truly yours,

                                   ROSENMAN & COLIN LLP

                                   By: /s/ Fred M. Santo
                                      --------------------
                                       Fred M. Santo